                                                                  EXHIBIT (k)(3)

                                  AMENDMENT TO

                            ADMINISTRATION AGREEMENT

            Amendment dated as of June 1, 1996 to the Administration Agreement between The First Australia Prime Income fund, Inc., a Maryland corporation (the "Fund"), and Prudential Investments Fund Management LLC, a Delaware limited liability company (the "Administrator"), dated December 9, 1988 (the "Agreement").

            In consideration of the mutual promises herein contained, the Corporation and the Investment Manager hereby agree as follows:

         1. Section 3 of the Agreement is hereby amended to read in its entirety as follows:

                  "The Fund will pay the Administrator a fee at the annual rate of 0.15% of the Fund's average weekly net assets applicable to Common and Preferred Stock up to $900 million, 0.10% of such assets between $900 million and $1,750 million and 0.07% of such assets in excess of $1,750 million, computed based upon net asset value applicable to Common and Preferred Stock at the end of each week and payable at the end of each calendar month."

                  Except as set forth above, the terms of the Agreement shall remain unchanged.

            IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below effective as of the day and year first above written.

                                                THE FIRST AUSTRALIA PRIME
                                                INCOME FUND, INC.


                                                By:  /s/ David Manor
                                                ___________________________
                                                         Name:  David Manor
                                                         Title: Treasurer



                                               PRUDENTIAL INVESTMENTS FUND
                                               MANAGEMENT LLC


                                                By:  /s/ Eugene Stark
                                                ____________________________
                                                         Name:  Eugene Stark
                                                         Title: Vice President